Exhibit 10.2

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is dated as of November 23, 2022, between LuxUrban Hotels Inc., a Delaware corporation (the “Company”), and each lender identified on the signature pages hereto (each, including its successors and assigns, a “Lender” and collectively, the “Lenders”).

WHEREAS, subject to the terms and conditions set forth in this Agreement, each Lender, severally and not jointly, desires to make a loan to the Company that will be evidenced by a Note (as defined herein).

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Lender agree as follows:

ARTICLE I.

DEFINITIONS

1.1            Definitions. In addition to the terms defined elsewhere in this Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Notes (as defined herein), and (b) the following terms have the meanings set forth in this Section 1.1:

“Acquiring Person” shall have the meaning ascribed to such term in Section 4.7.

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Amendment to Security Agreement” means the Amended and Restated Guaranty and Security Agreement dated the date hereof among the Company and its subsidiaries and Greenle Partners LLC, as secured party, substantially in the form of Exhibit D hereto.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing Date” means, with respect to each Closing, the Business Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto in connection with such Closing, and all conditions precedent to (i) the Lenders’ obligations to make the Loan and (ii) the Company’s obligations to deliver the Notes as to such Closing, in each case, have been satisfied or waived.

“Closing” means each closing of the Loans and the issuance of the Notes pursuant to Section 2.1.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock, par value $0.00001 per share, of the Company and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries that would entitle the holder thereof to acquire at any time shares of Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, shares of Common Stock.

“Company Counsel” means Graubard Miller, with offices located at 405 Lexington Avenue, New York, New York 10174.

“Disclosure Schedules” shall have the meaning ascribed to such term in Section 3.1.

“Evaluation Date” shall have the meaning ascribed to such term in Section 3.1(r).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Notes” means the outstanding 15% OID Senior Secured Convertible Promissory Notes issued by the Company pursuant to the May 2022 SPA, the June 2022 SPA or the September 2022 SPA, and any promissory notes issued upon registration of transfer thereof or in exchange therefor.

“Existing SPA” means, collectively, the May 2022 SPA, the June 2022 SPA and the September SPA, each as amended to the date hereof.

“Existing Warrants” means the outstanding Warrants issued pursuant to the May 2022 SPA, the June 2022 SPA or the September 2022 SPA to the original purchasers of the Existing Notes, and any warrants issued upon registration of transfer thereof.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“GAAP” shall have the meaning ascribed to such term in Section 3.1(h).

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(o).

“June 2022 SPA” means the Securities Purchase Agreement dated as of June 30, 2022 between the Company and the original purchaser of the Existing Notes issued thereunder, as amended or supplemented from time to time.

“Lender Party” shall have the meaning ascribed to such term in Section 4.10.

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Loan Amount” shall mean, as to each Lender, the aggregate amount of the loan to be made to the Company as specified below such Lender’s name under the heading “Loan Amount,” on the signature page hereto executed by such Lender, which amount in United States dollars and in immediately available funds.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b).

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(m).

“Maximum Rate” shall have the meaning ascribed to such term in Section 5.17.

“May 2022 SPA” means the Securities Purchase Agreement dated as of May 27, 2022 between the Company and the original purchaser of the Existing Notes issued thereunder, as amended or supplemented from time to time.

“Notes” shall mean all of the Notes issued or issuable pursuant to this Agreement, substantially in the form of Exhibit A hereto.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Property” means hotel property in which a Lender elects to take a Revenue Share as provided in Section 5.1, and each other hotel property that is a replacement property as provided in Section 5.1 or that the Company and the Lenders shall agree in writing is a “Property” for purposes of Section 5.1, including the provisions of Section 5.1(f).

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

“Revenue Share” shall have the meaning ascribed to such term in Section 5.1.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Amended and Restated Guaranty and Security Agreement dated as of September 30, 2022 between the Company and the holders of the Existing Notes, as amended on the date hereof by the Amendment to Security Agreement and as further amended or supplemented from time to time.

“September 2022 SPA” means the Securities Purchase Agreement dated as of September 30, 2022 between the Company and the original purchaser of the Existing Notes issued thereunder, as amended or supplemented from time to time.

“Subsidiary” means any subsidiary of the Company as set forth on Schedule 3.1(a) and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Transaction Documents” means this Agreement, the Notes, the Amendment to Security Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

ARTICLE II.

THE LOANS

2.1            Closing. The Lenders shall, subject to the terms and conditions hereof, at one or more Closings, lend to the Company up to $2,500,000, which loans (each a “Loan” and collectively, the “Loans”) shall be evidenced by the aggregate principal amount of Notes as set forth on the signature page hereto. The Closing for the Loans will occur, at the mutual election of the Company and the Lenders, at such time or times as the Company and the Lenders shall agree. At each Closing, each Lender shall lend to the Company the amount of its Loan (as set forth on the signature page hereto executed by such Lender, as such signature page may be supplemented or amended) and shall deliver to the Company, via wire transfer or a certified check, immediately available funds equal to such Lender’s Loan Amount for such Closing, and the Company shall deliver to each Lender its respective Note for such Closing (as set forth on the signature page hereto executed by such Lender, as such signature page may be supplemented or amended), and the Company and each Lender shall deliver the other items set forth in Section 2.3 deliverable at such Closing. Upon satisfaction of the covenants and conditions set forth in Sections 2.3 and 2.4 for such Closing, such Closing shall occur at the offices of the Lender’s counsel or such other location as the parties shall mutually agree.

2.2            Deliveries.

(a)            On or prior to each Closing Date (or as otherwise indicated below), the Company shall deliver or cause to be delivered to each Lender the following:

(i)            at the initial Closing, this Agreement duly executed by the Company;

(ii)            at the initial Closing, the Amendment to Security Agreement, duly executed by the Company and the Subsidiaries of the Company, as applicable;

(iii)            an executed Note in the principal amount equal to the principal amount of Notes to be issued to such Lender at such Closing as set forth on the signature page hereto executed by such Lender; and

(iv)            at each Closing, an officers’ certificate executed by the Chief Executive Officer and the Chief Financial Officer of the Company certifying that the representations and warranties of the Company set forth herein are true and correct as of the applicable Closing Date and that the Company has complied with all obligations, covenants and agreements of the Company set forth herein on or prior to the applicable Closing Date, or a bring down letter of such officers relating to the same in a form reasonably acceptable to the Lenders.

(b)            On or prior to each Closing Date, each Lender shall deliver or cause to be delivered to the Company, as applicable, the following:

(i)            at the initial Closing for such Lender, this Agreement duly executed by such Lender;

(ii)            at the initial Closing, the Amendment to Security Agreement, duly executed by such Lender and the Greenle Partners LLC, as collateral agent; and

(iii)            at each Closing, such Lender’s Loan Amount as set forth on the signature page hereto executed by such Lender, by wire transfer to the account specified in writing by the Company.

2.3            Closing Conditions.

(a)            The obligations of the Company hereunder in connection with each Closing are subject to the following conditions being met:

(i)            the accuracy in all material respects on the applicable Closing Date of the representations and warranties of the Lenders contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii)            all obligations, covenants and agreements of each Lender required to be performed at or prior to the applicable Closing Date shall have been performed; and

(iii)            the delivery by each Lender of the required items set forth in Section 2.2(b) of this Agreement.

(b)            The respective obligations of the Lenders hereunder in connection with each Closing are subject to the following conditions being met:

(i)            the accuracy in all material respects when made and on the applicable Closing Date of the representations and warranties of the Company contained herein (unless as of a specific date therein);

(ii)            all obligations, covenants and agreements of the Company required to be performed at or prior to the applicable Closing Date shall have been performed;

(iii)            the delivery by the Company of the required items set forth in Section 2.2(a) of this Agreement; and

(iv)            there shall have been no Material Adverse Effect with respect to the Company since the date hereof; and

(v)           from the date hereof to the applicable Closing Date, at any time prior to the applicable Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of such Lender, makes it impracticable or inadvisable to make its Loan at such Closing.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1            Representations and Warranties of the Company. Except as set forth in the disclosure schedules of the Company delivered to the Lenders at the Closing (the “Disclosure Schedules”), which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, the Company hereby makes the following representations and warranties to each Lender:

(a)            Subsidiaries. All of the direct and indirect subsidiaries of the Company are set forth in the Company’s Registration Statement on Form S-1 (Registration No. 333-262114) (as so amended, the “Registration Statement”), including under the heading therein entitled “Certain Corporate Information and Definitions” and on Exhibit 21 to the Registration Statement. The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, other than the Liens securing the Existing Notes, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. If the Company has no subsidiaries, all other references to the Subsidiaries or any of them in the Transaction Documents shall be disregarded.

(b)            Organization and Qualification. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification. Notwithstanding the foregoing, for purposes of this Agreement, “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (A) general economic or political conditions; (B) conditions generally affecting the industries in which the Company operates; (C) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (D) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (E) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Lenders; (F) any changes in applicable laws or accounting rules (including GAAP (as defined below)) or the enforcement, implementation or interpretation thereof; (G) the announcement, pendency or completion of the transactions contemplated by this Agreement; (H) any natural or man-made disaster or acts of God; or (I) any failure by any Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

(c)            Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith or therewith other than in connection with the Required Approvals. This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)            No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Securities and the consummation by it of the transactions contemplated hereby and thereby do not and will not: (i) except as set forth on Schedule 3.1(d) hereto, conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e)            Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: (i) the filings required pursuant to Section 4.6 of this Agreement, (ii) the notice and/or application(s) to each applicable Trading Market for the issuance and sale of the Notes, and (iii) the filing of a Form D with the Commission and such filings as are required to be made under applicable state securities laws (collectively, the “Required Approvals”).

(f)            [Reserved]

(g)            Capitalization. Except for the Existing Notes and the Existing Warrants, the capitalization of the Company is as set forth in on Schedule 3.1(g), which Schedule 3.1(g) shall also include the number of shares of Common Stock owned beneficially, and of record, by Affiliates of the Company as of the date hereof. Except as set forth in the Existing SPAs, no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as set forth on Schedule 3.1(g) and except as a result of the purchase and sale of the Existing Notes, the Existing Warrants and the Securities, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents. The issuance and sale of the Notes will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Lenders) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder, the Board of Directors or others is required for borrowings evidenced by the Notes or the issuance of the Notes. There are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

(h)            SEC Reports; Financial Statements. Except as set forth on Schedule 3.1(h), the Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company is not and since its incorporation never has been a “shell” company as defined in Section 405 of the Securities Act. The financial statements of the Company (the “Financial Statements”) included in Registration Statement and the SEC Reports have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i)            Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest balance sheet included in the Financial Statements, except as specifically disclosed in the Registration Statement, including under the heading therein entitled “Prospectus Summary – Recent Developments’ or Schedule 3(i) hereto or in a subsequently filed SEC Report prior to the date hereof: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, letters of credit relating to accommodation unit properties, and accrued expenses incurred in the ordinary course of business consistent with past practice, (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP and (C) the Existing Notes, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option and restricted stock plans. Except for the transactions prescribed by this Agreement and the other agreements and documents being delivered in connection herewith and the transactions prescribed by the Existing SPA and the other agreements and documents delivered in connection therewith, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its Subsidiaries or their respective businesses, properties, operations, assets or financial condition, that would be required to be disclosed by an issuer subject to the reporting obligations of the Exchange Act at the time this representation is made or deemed made that has not been included in Registration Statement, the Disclosure Schedules or the Financial Statements.

(j)            Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Except as disclosed in the Registration Statement, neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(k)            Labor Relations. No labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company, which could reasonably be expected to result in a Material Adverse Effect. Except as described in the Registration Statement, including under the heading therein entitled “Business – Human Capital,” none of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good. To the knowledge of the Company, no executive officer of the Company or any Subsidiary, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l)            Compliance. Neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority, or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

(m)           Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(n)            Title to Assets. The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries, (ii) Liens for the payment of federal, state or other taxes, for which appropriate reserves have been made therefor in accordance with GAAP and, the payment of which is neither delinquent nor subject to penalties and (iii) Liens securing the Existing Notes. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance.

(o)            Intellectual Property. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as necessary or required for use in connection with their respective businesses and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). None of, and neither the Company nor any Subsidiary has received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement. Neither the Company nor any Subsidiary has received a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as could not have or reasonably be expected to not have a Material Adverse Effect. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p)            Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged, including, without limitation, directors and officers insurance coverage at least equal to the initial Subscription Amount. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(q)           Transactions With Affiliates and Employees. Except as disclosed in the Registration Statement or except as disclosed on Schedule 3.1 (q), including under the heading therein entitled “Certain Relationships and Related Party Transactions,” or as set forth on Schedule 3.1(i), none of the officers or directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $120,000 other than for: (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company, and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

(r)            Sarbanes-Oxley; Internal Accounting Controls. The Company and the Subsidiaries are in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof and as of the Closing Date. Except as disclosed in the SEC Reports, the Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and the Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and the Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company and the Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of the Company and its Subsidiaries that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Company and its Subsidiaries.

(s)            Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Lenders shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

(t)            Private Placement. Assuming the accuracy of the Lenders’ representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Notes by the Company to the Lenders as contemplated hereby. The issuance and sale of the Notes hereunder does not contravene the rules and regulations of the Trading Market.

(u)            [Reserved]

(v)           Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

(w)            Registration Rights. Except as disclosed in the Registration Statement, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company or any Subsidiary.

(x)            Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. Except as may be disclosed in the SEC Reports, the Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(y)            Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided any of the Lenders or their agents or counsel with any information that it believes constitutes or might constitute material, non-public information. The Company understands and confirms that the Lenders will rely on the foregoing representation in effecting transactions in securities of the Company. All of the disclosure furnished by or on behalf of the Company to the Lenders regarding the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The press releases disseminated by the Company during the twelve months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made and when made, not misleading. The Company acknowledges and agrees that no Lender makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

(z)            No Integrated Offering. Assuming the accuracy of the Lenders’ representations and warranties set forth in Section 3.2, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable shareholder approval provisions of any Trading Market on which any of the securities of the Company are listed or designated.

(aa)         Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and each of its Subsidiaries (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject as and when due subject to any applicable extensions, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, whether or not shown or determined to be due on such returns, reports and declarations, and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company or of any Subsidiary know of no basis for any such claim.

(bb)          [Reserved]

(cc)         Foreign Corrupt Practices. Neither the Company nor any Subsidiary, nor any agent or other Person acting on behalf of the Company or any Subsidiary, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any Person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of FCPA.

(dd)        Accountants. To the knowledge and belief of the Company, the Company’s accounting firm, Grassi & Co., CPAs, P.C.: (i) is a registered public accounting firm as required by the Exchange Act and (ii) shall express its opinion with respect to the financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

(ee)         No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers which could affect the Company’s ability to perform any of its obligations under any of the Transaction Documents.

(ff)          Acknowledgment Regarding Lenders’ Purchase of Notes. The Company acknowledges and agrees that each of the Lenders is acting solely in the capacity of an arm’s length lender with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that no Lender is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Lender or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Lenders’ making of the Loans. The Company further represents to each Lender that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(gg)         [Reserved].

(hh)         Stock Option Plans. Except as set forth in the Registration Statement, the Company does not currently have or maintain any stock option or other equity incentive plan for its directors, employees or consultants.

(ii)           Regulation M Compliance. The Company has not, and no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the Loans, (ii) sold, bid for, purchased, or paid any compensation for soliciting the Loans, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

(jj)           Office of Foreign Assets Control. Neither the Company nor any Subsidiary nor any director, officer, agent, employee or affiliate of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

(kk)         U.S. Real Property Holding Corporation. The Company is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Company shall so certify upon Lender’s request.

(ll)           Bank Holding Company Act. Neither the Company nor any of its Subsidiaries or Affiliates is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”), and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Neither the Company nor any of its Subsidiaries or Affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent (25%) or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Neither the Company nor any of its Subsidiaries or Affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

(mm)       Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any Subsidiary, threatened.

3.2            Representations and Warranties of the Lenders. Each Lender, for itself and for no other Lender, hereby represents and warrants as of the date hereof and as of each Closing Date to the Company as follows (unless as of a specific date therein):

(a)            Organization; Authority. Such Lender is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by such Lender of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of such Lender. Each Transaction Document to which it is a party has been duly executed by such Lender, and when delivered by such Lender in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Lender, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)            Experience of Such Lender. Such Lender, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of making its Loan, and has so evaluated the merits and risks of such loan.

(c)            Disclosure of Information. Such Lender acknowledges that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of its Loan and the business, properties, prospects and financial condition of the Company and its Subsidiaries. Any questions raised by Lender concerning the Company and its subsidiaries or the Securities have been answered to the satisfaction of Lender. Such Lender’s decision to make its Loan is based solely on the information obtained during the course of such Lender’s due diligence review and on the response to such questions as Lender has raised concerning the Securities or the Company and its Subsidiaries.

(h)            Unlawful Activities. (i) No part of the funds used by such Lender to make its Loan pursuant to this Agreement has been, or shall be, directly or indirectly derived from, or related to, any activity that may contravene United States federal or state or non-United States laws or regulations, including, without limitation, laws and regulations relating to anti-money laundering, terrorist financing and other illegal activities; (ii) no capital commitment, contribution or payment to the Company by Lender and no distribution to Lender shall cause the Company to be in violation of any applicable anti-money laundering laws or regulations, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the United States Department of the Treasury Office of Foreign Assets Control (“OFAC”) regulations (the “Sanction Regulations”); and (iii) none of the funds of such Lender have been derived from any unlawful activity. Without limiting the foregoing: (1) Lender is in compliance with Executive Order 13224 (September 23, 2001), the rules and regulations of OFAC and any enabling legislation or other executive orders in respect thereof; (2) at all times, (I) none of the funds or other assets of such Lender constitutes property of, or are beneficially owned, directly or indirectly, by any Person, entity or government subject to trade restrictions under U.S. law (including, without limitation, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive orders or regulations promulgated thereunder) (any such Person, an “Embargoed Person”); (II) no Embargoed Person has any interest of any nature whatsoever in Lender; and (III) if applicable to such Lender, such Lender has implemented a corporate anti-money laundering plan that is reasonably designed to ensure compliance with applicable foreign and U.S. anti-money laundering law; and (4) none of the investors, officers, directors, managers, members or partners of such Lender appear on any lists published by OFAC with respect to Persons that have been designated by executive order or by the Sanction Regulations as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC or otherwise. Investor shall promptly notify the Company if any of these representations in this paragraph ceases to be true and accurate regarding Investor.

The Company acknowledges and agrees that the representations contained in this Section 3.2 shall not modify, amend or affect such Lender’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transaction contemplated hereby.

ARTICLE IV.

OTHER AGREEMENTS OF THE PARTIES

4.1            Transfer Restrictions.

(a)            The Notes may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Notes other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of a Lender or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Notes under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights and obligations of a Lender under this Agreement. For purposes of clarity, noting in this Agreement or any other agreement between the parties requires the registration of the Notes under the Securities Act.

(b)            The Company acknowledges and agrees that a Lender may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Notes to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and who agrees to be bound by the provisions of the Transaction Agreements and, if required under the terms of such arrangement, such Lender may transfer pledged or secured Notes to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the appropriate Lender’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Notes, including, if the Notes are registered under a registration statement, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling stockholders thereunder.

4.2            [Reserved]

4.3            Furnishing of Information. The Company agrees to timely file (or obtain extensions in respect thereof and file within the applicable grace period) after the date hereof all reports required to be filed by the Company on the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act.

4.4            [Reserved]

4.5            [Reserved]

4.6            Securities Laws Disclosure; Publicity. The Company shall file a Current Report on Form 8-K, including the Transaction Documents as exhibits thereto, with the Commission within the time required by the Exchange Act. From and after the filing of the Current Report on Form 8-K, the Company represents to the Lender that it shall have publicly disclosed all material, non-public information delivered to any of the Lenders by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents. The Company and each Lender shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby, and neither the Company nor any Lender shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Lender, or without the prior consent of each Lender, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees, affiliates and agents, not to, provide any Lender with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the date hereof without the express prior written consent of such Lender. If a Lender has, or believes it has, received any such material, nonpublic information regarding the Company or any of its Subsidiaries from the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, it may provide the Company with written notice thereof. The Company shall, within one (1) Trading Day of receipt of such notice, make public disclosure of such material, nonpublic information. In the event of a breach of the foregoing covenant by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees, affiliates and agents, in addition to any other remedy provided herein or in the Transaction Documents, a Lender shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, nonpublic information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, affiliates or agents. No Lender shall have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, affiliates, stockholders or agents for any such disclosure. To the extent that the Company delivers any material, nonpublic information to a Lender without such Lender’s consent, the Company hereby covenants and agrees that such Lender shall not have any duty of confidentiality to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agent with respect to, or a duty to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agent not to trade on the basis of, such material, nonpublic information. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Lender, or include the name of any Lender in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Lender, except: (a) as required by federal securities law in connection with the filing of final Transaction Documents with the Commission and (b) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Lenders with prior notice of such disclosure permitted under this clause (b).

4.7            Shareholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that any Lender is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that any Lender could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Notes under the Transaction Documents or under any other agreement between the Company and the Lenders.

4.8             [Reserved]

4.9            Use of Proceeds. The Company shall use the proceeds from this offering as cash collateral for letters of credit delivered as security deposits in connection with the leasing of hotel properties and for general corporate and working capital purposes.

4.10            Indemnification of Lenders. Subject to the provisions of this Section 4.10, the Company will indemnify and hold each Lender and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Lender (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Lender Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Lender Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against the Lender Parties in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Lender Party, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Lender Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Lender Party may have with any such stockholder or any violations by such Lender Party of state or federal securities laws or any conduct by such Lender Party which constitutes fraud, gross negligence, willful misconduct or malfeasance). If any action shall be brought against any Lender Party in respect of which indemnity may be sought pursuant to this Agreement, such Lender Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Lender Party. Any Lender Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Lender Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Lender Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Lender Party under this Agreement (y) for any settlement by a Lender Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent, that a loss, claim, damage or liability is attributable to any Lender Party’s breach of any of the representations, warranties, covenants or agreements made by such Lender Party in this Agreement or in the other Transaction Documents. The indemnification required by this Section 4.10 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Lender Party against the Company or others and any liabilities the Company may be subject to pursuant to law.

4.11            [Reserved]

4.12            Sale or Transfer of Assets. So long as the Notes remain outstanding, neither the Company, nor any Subsidiary of the Company, shall, without each Lender’s written consent, sell, lease or otherwise dispose of or transfer any significant portion of its assets outside the ordinary course of business; provided, however, that for purposes of clarity, it is understood that the Company enters, trades, modifies and terminates early real property leases from time to time as part of its operations in the ordinary course of business. Any consent to the disposition of any assets may be conditioned on a specified use of the proceeds of disposition. In addition, so long as the Notes remain outstanding, neither the Company nor any Subsidiary shall sell or transfer or otherwise dispose of any assets to any Subsidiary that is not a guarantor under, and a party to, the Security Agreement.

4.13            Equal Treatment of Lenders. No consideration (including any modification of any Transaction Document) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration is also offered to all of the parties to this Agreement. For clarification purposes, this provision constitutes a separate right granted to each Lender by the Company and negotiated separately by each Lender, and is intended for the Company to treat the Lenders as a class and shall not in any way be construed as the Lenders acting in concert or as a group with respect to the purchase, disposition or voting of Notes or otherwise.

4.14            Certain Transactions and Confidentiality. Each Lender, severally and not jointly with the other Lenders, covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company, such Lender will maintain the confidentiality of the existence and terms of this transaction and the information included in the Transaction Documents and the Disclosure Schedules. Notwithstanding the foregoing, and notwithstanding anything contained in this Agreement to the contrary, the Company expressly acknowledges and agrees that (i) no Lender makes any representation, warranty or covenant hereby that it will not engage in effecting transactions in any securities of the Company after the time that the transactions contemplated by this Agreement are first publicly announced by the Company in a press release as described in Section 4.6, (ii) no Lender shall be restricted or prohibited from effecting any transactions in any securities of the Company in accordance with applicable securities laws, and (iii) no Lender shall have any duty of confidentiality to the Company or its Subsidiaries. Notwithstanding the foregoing, in the case of a Lender that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Lender’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Lender’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the decision to make the Loans covered by this Agreement.

4.15            Form D; Blue Sky Filings. The Company agrees to timely file a Form D with respect to the Notes as required under Regulation D and to provide a copy thereof, promptly upon request of any Lender. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Notes for, sale to the Lenders under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Lender.

4.16            [Reserved]

4.17            Liens. So long as any of the Notes remain outstanding, the Company shall not, without the prior written consent of each Lender, incur, create, assume or suffer to exist any Lien on any of its property or assets, whether now owned or hereinafter acquired, except for (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; (b) non-consensual Liens arising by operation of law, arising in the ordinary course of business, and for amounts which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings; (c) Liens on property securing indebtedness incurred by the Company or any of its Subsidiaries to provide funds for all or a portion of the cost of acquiring, leasing, constructing, altering, expanding, improving or repairing such property; (d) Liens securing purchase money Indebtedness incurred in connection with the acquisition of capital assets by the Company or any Subsidiary in the ordinary course of business; (e) Liens securing the Existing Notes; or (f) Liens listed on Schedule 4.17 of the Disclosure Schedules.

4.18            Other Indebtedness. Except with respect to the Existing Notes or as set forth on Schedule 4.18, so long as any of the Notes remain outstanding, the Company shall not (directly or indirectly through any Subsidiary or affiliate) incur or suffer to exist or guarantee any Indebtedness that is senior to or pari passu with (in priority of payment and performance) the Company's obligations hereunder or under the Notes, or that matures prior to the maturity date of the Notes. As used herein, the term "Indebtedness" means (a) all indebtedness of the Company for borrowed money or for the deferred purchase price of property or services, including any type of letters of credit, but not including deferred purchase price obligations in place as of the Closing Date or obligations to trade creditors incurred in the ordinary course of business, (b) all obligations of the Borrower evidenced by notes, bonds, debentures or other similar instruments, (c) purchase money indebtedness hereafter incurred by the Company to finance the purchase of fixed or capital assets, including all capital lease obligations of the Company which do not exceed the purchase price of the assets funded, (d) all guarantee obligations of the Company in respect of obligations of the kind referred to in clauses (a) through (c) above that the Company would not be permitted to incur or enter into, and (e) all obligations of the kind referred to in clauses (a) through (d) above that the Company is not permitted to incur or enter into that are secured and/or unsecured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured and/or unsecured by) any Lien on property (including accounts and contract rights) owned by the Company, whether or not the Company has assumed or become liable for the payment of such obligation.

4.19            Distributions on Capital Stock. So long as any of the Notes remain outstanding, the Company shall not without each Lender’s written consent, (a) pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on shares of capital stock other than dividends on shares of Common Stock solely in the form of additional shares of Common Stock or (b) directly or indirectly or through any Subsidiary make any other payment or distribution in respect of its capital stock.

4.20            Restriction on Stock Repurchases and Debt Repayments. So long as any of the Notes remain outstanding, the Company shall not, without each Lender’s prior written consent, (a) redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) in any one transaction or series of related transactions any shares of capital stock of the Company or any warrants, rights or options to purchase or acquire any such shares, or (b) repay any pari passu or subordinated indebtedness of the Company or repay any indebtedness to the Company’s officers, directors or other Affiliates, except for the repayment of the Existing Notes. Notwithstanding the foregoing, the Company shall be permitted to effect the following without the consent of the Lenders: (i) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (ii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service at no greater than the original purchase price thereof.

4.21            Advances and Loans; Affiliate Transactions. So long as any of the Notes remain outstanding, the Company shall not, without each Lender’s written consent, lend money, give credit, or make advances to any person, firm, joint venture or corporation, including, without limitation, officers, directors, employees, subsidiaries and affiliates of the Company, except loans, credits or advances (a) in existence or committed on the Closing Date and which the Company has informed each Lender in writing prior to the Closing Date, (b) in regard to transactions with unaffiliated third parties, made in the ordinary course of business, or (c) in regard to transactions with unaffiliated third parties, not in excess of $50,000. So long as any of the Notes remain outstanding, the Company shall not, without each Lender’s written consent, enter into any transaction with Affiliates, except transactions with affiliates made in the ordinary course of business; provided, however, that nothing in this Section 4.21 shall prohibit the Company from entering into any transaction with an Affiliate for the purpose of the Affiliate making a loan or advance to the Company.

4.22            Proceeds of Other Equity or Debt Issuances or Asset Sales.

(a)            The Company agrees to provide to the Lenders at least three (3) Business Days’ prior written notice of any proposed (i) sales of debt or equity securities, and (ii) sales of assets outside the ordinary course of business (each, a “Funding Transaction”) and, upon the written request of one or more Lenders delivered to the Company no later than three (3) Business Days following receipt of any such notice, to repay the principal amount of the Notes held by such Lender(s), on a pro rata basis if Lenders have requested the repayment of an aggregate principal amount of Notes that is more than the net proceeds of such Funding Transaction, at a repayment price equal to one hundred fifteen percent (115%) of the principal amount to be repaid, together with all accrued and unpaid interest on such principal amount, within three (3) Business Days of the closing of such Funding Transaction, from the net proceeds of the Funding Transaction, prior to applying the net proceeds of the Funding Transaction for any other purposes.

(b)            Notwithstanding anything to the contrary contained herein in this Section 4.22, nothing in this Section 4.22 shall limit the ability of the Company to prepay the Notes or Existing Notes at any time in accordance with the terms thereof.

4.23            Additional Securities Issuances. So long as any of the Notes remain outstanding, without the prior written consent of the Lenders, the Company shall not issue any indebtedness for money borrowed that has a variable conversion rate or enter into any transaction for merchant cash advances.

4.24            Participation in Future Financing.

(a)            From the date hereof until the date that is the later of (i) the date on which no Notes are outstanding and (ii) the 18-month anniversary of the Closing Date, upon any issuance by the Company or any of its Subsidiaries of Common Stock, Common Stock Equivalents for cash consideration, indebtedness or a combination of units thereof (a “Subsequent Financing”), each Lender shall have the right to participate in such Subsequent Financing in an amount up to an amount equal to such Lender’s Loan Amount, or if the amount of the Subsequent Financing is less than the aggregate Loan Amounts of all of the Lenders, such Lender’s Pro Rata Portion (such amount, the “Participation Maximum”), on the same terms, conditions and price provided for in the Subsequent Financing. For purposes of clarity, this provision would not be triggered by any exercise or conversion of securities owned by a Lender or in connection with any option or other award granted under the Company’s stock option plans approved by its board of directors.

(b)            At least three (3) Trading Days prior to the closing of the Subsequent Financing, the Company shall deliver to each Lender a written notice of its intention to effect a Subsequent Financing (“Pre-Notice”), which Pre-Notice shall ask such Lender if it wants to review the details of such financing (such additional notice, a “Subsequent Financing Notice”). Upon the request of a Lender, and only upon a request by such Lender, for a Subsequent Financing Notice, the Company shall promptly, but no later than one (1) Trading Day after such request, deliver a Subsequent Financing Notice to such Lender. The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the Person or Persons through or with whom such Subsequent Financing is proposed to be effected and shall include a term sheet or similar document relating thereto as an attachment.

(c)            Any Lender desiring to participate in such Subsequent Financing must provide written notice to the Company by not later than 5:30 p.m. (New York City time) on the second (2nd) Trading Day after all of the Lenders have received the Pre-Notice that such Lender is willing to participate in the Subsequent Financing, the amount of such Lender’s participation, and representing and warranting that such Lender has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice. If the Company receives no such notice from a Lender as of such second (2nd) Trading Day, such Lender shall be deemed to have notified the Company that it does not elect to participate.

(d)            If by 5:30 p.m. (New York City time) on the second (2nd) Trading Day after all of the Lenders have received the Pre-Notice, notifications by the Lenders of their willingness to participate in the Subsequent Financing (or to cause their designees to participate) is, in the aggregate, less than the total amount of the Subsequent Financing, then the Company may consummate the remaining portion of such Subsequent Financing on the terms and with the Persons set forth in the Subsequent Financing Notice.

(e)            If by 5:30 p.m. (New York City time) on the second (2nd) Trading Day after all of the Lenders have received the Pre-Notice, the Company receives responses to a Subsequent Financing Notice from Lenders seeking to purchase more than the aggregate amount of the Participation Maximum, each such Lender shall have the right to purchase its Pro Rata Portion (as defined below) of the Participation Maximum. “Pro Rata Portion” means the ratio of (x) the Subscription Amount of Securities purchased by a Lender participating under this Section 4.24 and (y) the sum of the aggregate Subscription Amounts of Securities purchased by all Lenders participating under this Section 4.24.

(f)            The Company must provide the Lenders with a second Subsequent Financing Notice, and the Lenders will again have the right of participation set forth above in this Section 4.24, if the Subsequent Financing subject to the initial Subsequent Financing Notice is not consummated for any reason on the terms set forth in such Subsequent Financing Notice within thirty (30) Trading Days after the date of the initial Subsequent Financing Notice.

(g)           The Company and each Lender agree that if any Lender elects to participate in the Subsequent Financing, the transaction documents related to the Subsequent Financing shall not include any term or provision whereby such Lender shall be required to agree to any restrictions on trading as to any of the Securities purchased hereunder or be required to consent to any amendment to or termination of, or grant any waiver, release or the like under or in connection with, this Agreement, without the prior written consent of such Lender.

(h)            Notwithstanding anything to the contrary in this Section 4.24 and unless otherwise agreed to by such Lender, the Company shall either confirm in writing to such Lender that the transaction with respect to the Subsequent Financing has been abandoned or shall publicly disclose its intention to issue the securities in the Subsequent Financing, in either case in such a manner such that such Lender will not be in possession of any material, non-public information, by the tenth (10th) Business Day following delivery of the Subsequent Financing Notice. If by such tenth (10th) Business Day, no public disclosure regarding a transaction with respect to the Subsequent Financing has been made, and no notice regarding the abandonment of such transaction has been received by such Lender, such transaction shall be deemed to have been abandoned and such Lender shall not be deemed to be in possession of any material, non-public information with respect to the Company or any of its Subsidiaries.

(i)            Notwithstanding the foregoing, this Section 4.24 shall not apply in respect of an Exempt Issuance.

4.25            Right of First Refusal. If from the date hereof until the date that is the later of (i) the date on which no Notes are outstanding and (ii) the 18-month anniversary of the Closing Date, the Company or any Subsidiary has a bona fide offer of capital or financing from any third party that the Company or Subsidiary intends to act upon, then the Company must first offer such opportunity to the Lenders to provide such capital or financing to the Company or Subsidiary on the same terms as each respective third party’s terms. Should the Lenders be unwilling or unable to provide such capital or financing to the Company within ten (10) Trading Days from the Lenders’ receipt of written notice of the offer (the “Offer Notice”) from the Company, then the Company or Subsidiary may obtain such capital or financing from that respective third party upon the exact same terms and conditions offered by the Company to the Lender, which transaction must be completed within sixty (60) days after the date of the Offer Notice. If the Company does not receive the capital or financing from the respective third party within sixty (60) days after the date of the respective Offer Notice, then the Company must again offer the capital or financing opportunity to the Lenders as described above, and the process detailed above shall be repeated.

ARTICLE V.

REVENUE SHARE

5.1            Payment of Hotel Revenue Share.

(a)            In addition to the Notes that are issuable to the Lenders pursuant to Section 2.1 in connection with each Closing of the Loans, effective at each such Closing, each Lender shall be deemed to have been issued a credit by the Company in the amount of the Loan Amount of such Lender for such Closing (the “Initial Credit Amount”), which can be applied by such Lender, in whole or in part, to obtain from the Company a Revenue Share (as defined below) with respect to any hotel properties that are leased or subleased by the Company or an Affiliate of the Company after the date hereof in an amount equal to the Credit Percentage (as defined below) of the Applicable Percentage (as defined below) that would be payable to the Lenders pursuant to Section 5.1(b) if such hotel property was a Property that had been financed by the Lenders pursuant to this Agreement. At each additional Closing of a Loan pursuant to Section 2.1, in addition to the Notes that are issuable to the Lenders pursuant to Section 2.1 in connection with such Closing, effective at such Closing, each Lender in such Closing shall be deemed to have been issued a credit by the Company in an amount equal to the Loan Amount of such Lender at such Closing (the “Applicable Credit Amount”), which can be applied by such Lender, in whole or in part, to obtain from the Company a Revenue Share (as defined below) with respect to any hotel properties that are leased or subleased by the Company or an Affiliate of the Company after the date hereof. Each whole dollar of the Initial Credit Amount or the Applicable Credit Amounts issued to a Lender is hereinafter referred to as a “Credit”). The Company shall forward to each Lender with Credits a complete copy of the lease or sublease entered into by the Company or an Affiliate of the Company after the date hereof within five (5) Business Days of the date such lease or sublease is executed and delivered by the parties thereto. Each Lender may elect to apply all or a portion of the Credits then held by such Lender to purchase the applicable Credit Percentage of the Revenue Share with respect to any such hotel property by written notice to the Company within ten (10) Business Days of the date on which the Lenders are furnished a copy of the lease or sublease for such hotel property. If any Lenders elect to apply Credits with respect to any such hotel property, such hotel property shall be deemed to be a Property for all purposes of this Agreement. For purposes of this Section 5.1, the term “Credit Percentage” means, with respect to any such Lender and the applicable Property, a fraction, the numerator of which is dollar amount of Credits applied by such Lender with respect to such Property and the denominator is the amount of the letter of credit that was posted by the Company or an Affiliate of the Company as a security deposit for the rental payments under the applicable lease or sublease of such Property.

(b)            With respect each calendar quarter during the Original Lease Term (as defined below) of a Property (each, a “Revenue Share Period”), commencing with the first full calendar quarter following the date on which the Company or an Affiliate of the Company originally enters into a lease or sublease for such Property, the Company shall, with respect to each Property leased or subleased by the Company or an Affiliate of the Company during such Revenue Share Period, pay to each Lender such Lender’s Credit Percentage of the Applicable Percentage (as defined below) of the Quarterly Net Rental Revenues (as defined below) received by the Company or any Affiliate thereof with respect to such Property during such Revenue Share Period. Within ten (10) days of the date of the filing by the Company of its Annual Report on Form 10-K or Quarterly Report on Form 10-Q for each Revenue Share Period, the Company shall deliver to each Lender an officer’s certificate certified by the Chief Financial Officer of the Company (a “Revenue Share Certificate”) that sets forth with respect to each Property (i) the Quarterly Net Rental Revenues received by the Company and each Affiliate of the Company in respect of such Property during the immediately preceding Revenue Share Period, (ii) the amount that is equal to the Applicable Percentage of the Quarterly Net Rental Revenues in respect of such Property (such amount, the “Revenue Share”) for such immediately preceding Revenue Share Period, and (iii) each Lender’s Credit Percentage of such Revenue Share (the “Payment Amount”), which certificate shall set forth, with respect to each Property in respect of which the Company or an Affiliate of the Company received revenues, the basis for the Company’s calculation of such Quarterly Net Rental Revenues, such Revenue Share and the Payment Amount and which certificate shall have annexed thereto copies of the bank statements covering such immediately preceding Revenue Share Period for each account of the Company or an Affiliate of the Company into which any revenues generated by a Property during such Revenue Share Period were deposited during such Revenue Share Period. The Company shall pay to each Lender such Lender’s Payment Amount for a Revenue Share Period for each Property within two (2) Business Days of the date of delivery to such Lender of the applicable Revenue Share Certificate for such Revenue Share Period by wire transfer of immediately available funds to such account as such Lender shall have directed in writing; provided, however, that no Payment Amount shall be due and payable by the Company prior to April 1, 2023, on which date the Company shall pay to the Lenders all unpaid Payment Amounts that would otherwise have been payable to the Lenders prior to April 1, 2023. If the Company fails to pay any Payment Amount within five (5) Business Days of the date due hereunder, such Payment Amount shall be increased to an amount equal to 130% of such Payment Amount and such increased Payment Amount shall accrue interest daily from the date due until the date paid at a rate equal to 2.0% per month (24% per annum) calculated on the basis of a 360-day year consisting of twelve 30-day periods. For purposes of this Section 5.1, the term “Applicable Percentage” shall mean, with respect to each Property, for each of the first twenty (20) Revenue Share Periods for such Property, ten percent (10%), and for each other Revenue Share Period during the Original Lease Term, three percent (3%); the term “Original Lease Term” shall mean, with respect to a Property, the term of the original lease of the Company or an Affiliate of the Company relating to such Property, including all extensions thereof; and the term “Quarterly Net Rental Revenues” shall mean, with respect to a Property and a Revenue Share Period, the gross rental revenues received by the Company and its Affiliates during such Revenue Share Period from the lease of accommodation units at such Property, as determined in accordance with GAAP, net of any lease refunds during such Revenue Share Period as so determined.

(c)            If the lease or sublease of the Company or any Affiliate of the Company with respect to any Property is terminated prior to the end of the Original Lease Term of such Property, or any Property is permanently closed for business prior to the end of the Original Lease Term of such Property, the Company shall, within thirty (30) days of such termination or closure, designate another hotel property of similar size and location that is reasonably acceptable to the Lenders entitled to a Revenue Share for such Property to be designated as a Property for purposes of this Agreement (each, a “Replacement Property”), and the provisions of Section 5.1(b) above and 5.1(c) below shall apply to such Replacement Property until the end of the Original Lease Term of the Property being replaced.

(d)            The obligations of the Company to pay the Payment Amounts and interest, if any, thereon pursuant to Section 5.1(b) shall be secured by the Security Agreement as set forth therein.

(e)            The Company shall cause all leases or subleases with respect to a Property or Replacement Property to be in the name of CorpHousing RSL LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Leaseco”), and shall cause all revenues received with respect to each Property or Replacement Property to be deposited in a deposit account maintained in the name of Leaseco. The Company shall cause Leaseco to maintain ownership of each lease or sublease of a Property or Replacement Property and shall take all required action to ensure that Leaseco does not sell, assign or otherwise transfer any such lease or sublease without the prior written consent of each Lender. Leaseco shall have no commercial operations other than to hold and operate the leases and related operations for each Property or Replacement Property and to receive rental payments and other revenues relating to each Property and Replacement Property.

ARTICLE VI.

MISCELLANEOUS

6.1            Termination. This Agreement may be terminated by any Lender, as to such Lender’s obligations hereunder only and without any effect whatsoever on the obligations between the Company and the other Lenders, by written notice to the other parties, if the initial Closing has not been consummated on or before November 30, 2022; provided, however, that such termination will not affect the right of any party to sue for any breach by any other party (or parties).

6.2            Fees and Expenses. Except as expressly set forth in the Transaction Documents or any other writing to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement; provided that at the Closing the Company shall pay the Lenders an amount equal to $50,000 for their legal fees (net of any expenses paid in advance). In addition, upon the request of any Lender, the Company shall pay each Lender’s reasonable legal fees and expenses incident to the negotiation, preparation, execution, delivery and performance of any document or agreement to be delivered by the Company and such Lender in respect of the Notes or the Transaction Documents following the Closing.

6.3            Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

6.4            Notices. Any and all notices or other communications or deliveries to be provided by a party hereunder shall be in writing and delivered personally, by email (with a copy by a nationally recognized overnight courier, signature required), or sent by a nationally recognized overnight courier service, signature required, addressed to the receiving party at the email or physical address set forth on the Signature Page hereto. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email at the email address set forth on the signature pages to the Exchange Agreement prior to 12:00 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via email at the email address set forth on the signature pages to the Exchange Agreement on a day that is not a Trading Day or later than 12:00 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, signature required or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

6.5           Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Lenders holding at least 67% in principal amount of the Notes then outstanding or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

6.6            Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

6.7            Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Lender (other than by merger). Any Lender may assign any or all of its rights under this Agreement to any Person to whom such Lender assigns or transfers any Notes, provided that such transferee agrees in writing to be bound, with respect to the transferred Notes, by the provisions of the Transaction Documents that apply to the “Lenders.”

6.8            No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.10 and this Section 6.8.

6.9            Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in New Castle County, State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New Castle County, State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action, suit or proceeding to enforce any provisions of the Transaction Documents, then, in addition to the obligations of the Company under Section 4.10, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

6.10            Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Securities for a period of twenty-four (24) months thereafter.

6.11            Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

6.12            Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

6.13            Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever any Lender exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Lender may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

6.14            Replacement of Notes. If any Note is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new Note, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new Note under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Notes.

6.15            Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Lenders and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

6.16            Payment Set Aside. To the extent that the Company makes a payment or payments to any Lender pursuant to any Transaction Document or a Lender enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

6.17            Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by any Lender in order to enforce any right or remedy under any Transaction Document. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to any Lender with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by such Lender to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Lender’s election.

6.18            Independent Nature of Lenders’ Obligations and Rights. The obligations of each Lender under any Transaction Document are several and not joint with the obligations of any other Lender, and no Lender shall be responsible in any way for the performance or non-performance of the obligations of any other Lender under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Lender pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Lenders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Lender shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose. Each Lender has been represented by its own separate legal counsel in its review and negotiation of the Transaction Documents. The Company has elected to provide all Lenders with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by any of the Lenders.

6.19            Liquidated Damages. The Company’s obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

6.20            Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

6.21            Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

6.22            WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

LuxUrban Hotels Inc.	Address for Notice:

2125 Biscayne Blvd., Suite 253
Miami, Florida 33137

By:	E-Mail: brian@luxurbanhotels.com
Name: Brian Ferdinand
Title: Chief Executive Officer

With a copy to (which shall not constitute notice):	Graubard Miller
425 Lexington Avenue
New York, New York 10174
Attention: Brian Ross
E-Mail: BRoss@graubard.com

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR PURCHASER FOLLOWS]

[PURCHASER SIGNATURE PAGES TO LOAN AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Loan Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Lender:	Greenle Partners LLC Series Alpha P.S.

Signature of Authorized Signatory of Lender:

Name of Authorized Signatory:	Alan Uryniak

Title of Authorized Signatory:	Manager

Email Address of Authorized Signatory:	uryniak@gmail.com

Email Addresses for Offering Notices:	jpazdro@egcmllc.com
uryniak@gmail.com
ehellige@pryorcashman.com

Address for Notice to Lender:	156 W Saddle River Road
Saddle River, New Jersey 07458

Address for Delivery of Notes to Lender (if not same as address for notice):

Aggregate Loan Amount: $550,000

$632,500 aggregate principal amount of Notes (15% OID)

Pro Rata Percentage of Revenue Share: 22%

First Closing: Subscription Amount: $550,000

$632,500 aggregate principal amount of Notes

Pro Rata Percentage of Revenue Share: 22%

EIN Number: _______________________

[PURCHASER SIGNATURE PAGES TO LOAN AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Loan Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Lender:	Greenle Partners LLC Series Beta P.S.

Signature of Authorized Signatory of Lender:

Name of Authorized Signatory:	Alan Uryniak

Title of Authorized Signatory:	Manager

Email Address of Authorized Signatory:	uryniak@gmail.com

Email Addresses for Offering Notices:	jpazdro@egcmllc.com
uryniak@gmail.com
ehellige@pryorcashman.com

Address for Notice to Lender:	156 W Saddle River Road
Saddle River, New Jersey 07458

Address for Delivery of Notes to Lender (if not same as address for notice):

Aggregate Loan Amount: $1,950,000

$2,242,500 aggregate principal amount of Notes (15% OID)

Pro Rata Percentage of Revenue Share: 78%

First Closing: Subscription Amount: $1,950,000

$2,242,500 aggregate principal amount of Notes

Pro Rata Percentage of Revenue Share: 78%

EIN Number: _______________________

COMPANY DISCLOSURE SCHEDULES

Schedule 3.1(d)

Under the terms of the leases for the Company’s accommodation units, assignment of such leases, including by operation of law (including specially any mortgaging, placing of liens, etc.) are prohibited without the consent of the landlords party thereto. Accordingly, the granting of security interests as prescribed by this Purchase Agreement and the other agreements contemplated hereby would violate such provisions.

Schedule 3.1(i)

SuperLuxMia LLC, an entity owned and controlled by Brian Ferdinand, purchased notes and warrants from the Company for gross proceeds of approximately $600,000 as additional issuances of 2022 Insider Bridge Financing as defined in the Registration Statement.

Schedule 3.1(q)

The Company is currently negotiating a transition agreement with David Gurfein, its current chief operating officer, under which Mr. Gurfein would become a member of the board of directors of the Company and a consultant to the Company, would be paid an aggregate of $500,000 in three installments and be issued options to purchase 250,000 shares of common stock in lieu of any severance or other payments due him under his existing employment agreement or options agreements.